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                                                                      EXHIBIT 99


FSI  International                      [FSI LOGO(R)] NEWS

3455 Lyman Boulevard
Chaska, Minnesota USA 55318-3052

For additional information contact:

                        Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2003 FINANCIAL RESULTS

         First Quarter Results Include $13.0 Million of Non-Cash Early Termination Fee and Impairment Charges

         MINNEAPOLIS (Dec. 17, 2002)--FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2003 first quarter ended November 30, 2002.

         Sales for the fiscal 2003 first quarter were $25.9 million, compared to $42.6 million for the same period of fiscal 2002. The Company's net loss for the first quarter of fiscal 2003 was $23.7 million or $0.80 per share (diluted), compared to a net loss of $4.7 million or $0.18 per share (diluted) for the fiscal 2002 first quarter. Prior to recording the early termination fee and impairment charges of $13.0 million, the Company's first quarter fiscal 2003 loss was $10.7 million or $0.36 per share (diluted).

         On October 9, 2002, the Company entered into a Transition Agreement with Metron Technology ("Metron") related to the early termination of its distribution agreements with Metron for Europe and the Asia-Pacific region, effective March 1, 2003 ("Closing Date"). Under the terms of the Transition Agreement, FSI will assume direct sales, service and applications support and logistics responsibilities for its surface conditioning and microlithography products in Europe and the Asia-Pacific region, while Metron will continue to be the representative for FSI products in Israel.

Early Termination Fee

         Under the terms of the Transition Agreement, the Company agreed to pay Metron on the Closing Date an early termination fee of approximately $2.8 million or $0.09 per share. FSI intends to surrender approximately 1.154 million Metron common shares now owned in payment

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FSI International, Inc.
December 17, 2002
Page Two


of this early termination fee. As a result, the Company recorded a non-cash charge of approximately $2.8 million to selling, general and administrative expenses in the first quarter of fiscal 2003.

Impairment Charges

         In the first quarter, the Company recognized $10.2 million or $0.35 per share in non-cash impairment charges related to its investment in Metron common stock. The impairment charge was recorded to other expense.

         Prior to October 9, 2002, the Company was carrying its investment in
2.690 million shares of Metron on its balance sheet at $6.17 per share. The
1.154 million shares that will be used to pay the $2.8 million early termination fee were valued at $2.38 per share. Therefore, the Company revalued its entire investment in Metron at $2.38 per share. FSI will own 1.536 million shares of Metron after the closing of the transaction.

Cash Usage

         The Company used $9.1 million in cash to fund operating and investing activities during the first quarter of fiscal 2003. In addition, a $3 million interest bearing advance was made to Metron under the terms of the Transition Agreement.

         "This level of quarterly cash burn is too high," stated Don Mitchell, FSI's chairman and chief executive officer. "With no significant improvement in industry conditions anticipated for the next few quarters, we will need to implement cost reduction actions to lower our breakeven sales level and reduce our cash usage."

         The Company is currently evaluating cost reduction opportunities, including pursuing a strategic partner or partners for its Microlithography business.* The Company expects to provide additional details regarding this initiative in January 2003.*

Balance Sheet

         The Company continues to maintain a strong balance sheet with over $188 million in assets, including $52 million in cash, restricted cash, cash equivalents and marketable securities. At the end of the first quarter, the Company had a current ratio of 3.8 to 1.0, no debt and a book value of $5.30 per share.


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FSI International, Inc.
December 17, 2002
Page Three



Outlook

         Based on the backlog and deferred revenue levels at the end of the first quarter, the Company expects second quarter fiscal 2003 revenues of $20 to $25 million and shipments of approximately $25 to $29 million.* Based upon the anticipated improved gross profit margin and slightly higher operating expense run rate, primarily related to establishing a direct sales and support organization in Europe and the Asia-Pacific region, the Company expects a loss in the $10 to $12 million range for the second quarter.*

         Fiscal 2003 capital expenditures are expected to be $5 to $6 million, with depreciation and amortization expected to be $13 to $14 million.*

CONFERENCE CALL DETAILS

         Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The web cast is being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel, Fidelity Investments(R) (Fidelity.com) and others. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

ABOUT FSI

         FSI International Inc., a global supplier of wafer cleaning and resist processing equipment and technology, delivers economic and technical advantages for current and emerging microelectronics manufacturing challenges. Using the company's broad portfolio of products, which include immersion, spray, vapor and CryoKinetic systems for wafer cleaning, and resist processing systems for wafer coating and developing, customers are able to efficiently achieve their goals. FSI's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.

         FSI maintains a Web site at www.fsi-intl.com.

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FSI International, Inc.
December 17, 2002
Page Four



"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
1995

         This press release contains certain "forward-looking" statements (*), including, but not limited to, anticipated shipments, revenues, gross margins, operating expense level and losses for the second quarter of fiscal 2003, expected capital expenditures for fiscal 2003 and cost reduction opportunities including pursuing Microlithography strategic partners. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the length and extent of the current industry downturn; additional order delays or cancellations; savings from our cost-cutting measures may be less than anticipated; we may incur unexpected additional costs as part of our cost cutting measures; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for our products and our ability to meet demand; global trade policies; worldwide economic and political stability; the Company's successful execution of internal performance plans; the cyclical nature of the Company's business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company's affiliated distributors; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's Annual Report on Form 10-K for the 2002 fiscal year. The Company assumes no duty to update the information in this press release.


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                    FSI INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                          First Quarter Ended
                                                        -----------------------
                                                        Nov. 30,       Nov. 24,
                                                          2002           2001
                                                        --------       --------
                                                               (unaudited)
Sales                                                   $ 25,932       $ 42,627
Cost of goods sold                                        19,118         29,362
                                                        --------       --------
Gross profit                                               6,814         13,265
Selling, general and
 administrative expenses                                  11,506         10,842
Research and development expenses                          8,297          8,258
                                                        --------       --------
Operating loss                                           (12,989)        (5,835)
Interest and other income, (expense) net                 (10,035)           359
                                                        --------       --------
Loss before income taxes                                 (23,024)        (5,476)
Income tax expense                                            25           --
                                                        --------       --------
Loss before equity in earnings (losses)
 (losses) of affiliates                                  (23,049)        (5,476)
Equity in earnings (losses)
 of affiliates                                              (603)           733
                                                        --------       --------
Net loss                                                $(23,652)      $ (4,743)
                                                        ========       ========
Loss per share - basic and diluted                      $  (0.80)      $  (0.18)
                                                        ========       ========
Weighted average common shares
  Basic                                                   29,463         26,079
  Diluted                                                 29,463         26,079





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                    FSI INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                          November 30,     August 31,
                                                              2002             2002
                                                          -------------   -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash, cash equivalents
    and marketable securities                             $      51,790   $      63,868
  Receivables, net                                               19,757          19,428
  Inventories                                                    41,011          44,693
  Other current assets                                            7,877           4,731
                                                          -------------   -------------
      Total current assets                                      120,435         132,720

Property, plant and equipment, net                               47,206          47,350

Investment in affiliates                                         12,129          22,723
Intangible assets                                                 6,039           6,636
Other assets                                                      2,333           2,341
                                                          -------------   -------------
      Total assets                                        $     188,142   $     211,770
                                                          =============   =============

Liabilities and Stockholders' Equity

Current liabilities:
  Trade accounts payable                                          6,153           9,146
  Deferred profit*                                                4,943           4,115
  Accrued expenses                                               20,860          18,877
                                                          -------------   -------------
      Total current liabilities                                  31,956          32,138

Total stockholders' equity                                      156,186         179,632
                                                          -------------   -------------
Total liabilities and stockholders'
  equity                                                  $     188,142   $     211,770
                                                          =============   =============


* Deferred profit includes deferred revenue and related costs.



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                    FSI INTERNATIONAL, INC. AND SUBSIDIARIES
                       MISCELLANEOUS FINANCIAL INFORMATION
               (in thousands, except per share and employee data)
                                   (unaudited)


                                            First Quarter Ended
                                      ------------------------------
                                         Nov. 30,         Nov. 24,
                                           2002             2001
                                      -------------    -------------
SALES BY AREA

United States                                    78%              85%
International                                    22%              15%

CASH FLOW STATEMENT

Capital expenditures                  $       2,418    $         490
Depreciation                          $       2,562    $       2,789

MISCELLANEOUS DATA

Total employees, including contract             642              689
Book value per share                  $        5.30    $        6.90
Shares outstanding                           29,463           26,094


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